EXHIBIT 1


                            AMENDED RIGHTS AGREEMENT

         This Amendment No. 2 to Rights Agreement is entered into effective this 17th day of January, 2000 by and between Transport Corporation of America, Inc., a Minnesota corporation (the "Company") and Norwest Bank Minnesota, N.A., (the "Rights Agent").

         WHEREAS, the Company and the Rights Agent entered into that certain Rights Agreement dated as of February 25, 1997, as amended on June 29, 1998 (the "Agreement") and now desire to amend Section 1(a) of the Rights Agreement.

         NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, Section 1(a) of the Rights Agreement is hereby amended in its entirety as follows:

                  (a) "Acquiring Person" shall mean any Person (as such term is hereinafter defined) who or which, together with all Affiliates (as such term is hereinafter defined) and Associates (as such term is hereinafter defined) of such Person, without the prior approval of a majority of the Board of Directors, shall be the Beneficial Owner (as such term is hereinafter defined) of voting securities having fifteen percent (15%) or more of the then voting power of the Company, but shall not include the Company, any Subsidiary of the Company, any employee benefit plan of the Company or of any Subsidiary of the Company, or any entity organized, appointed or established by the Company for or pursuant to the terms of any such plan; provided, however, that if a Person is the Beneficial Owner at the close of business on the date of this Agreement of fifteen percent (15%) or more of the voting power of the Company, such Person shall not be deemed an Acquiring Person unless and until such Person acquires any additional Common Stock in any manner other than pursuant to a stock dividend, stock split, recapitalization or similar transaction that does not affect the percentage of outstanding Common Stock beneficially owned by such Person. Notwithstanding the foregoing or the last sentence of this
         Section 1(a), no Person shall become an "Acquiring Person" as the result of an acquisition of Common Stock by the Company which, by reducing the number of shares outstanding, increases the proportionate number of shares beneficially owned by such Person to fifteen percent (15%) or more of the then voting power of the Company then outstanding; provided, however, that if a Person shall become the Beneficial Owner of fifteen percent(15%) or more of the then voting power of the Company then outstanding by reason of shares purchased by the Company and shall, after such share purchases by the Company, become the Beneficial Owner of any additional Common Stock of the Company, then such Person shall be deemed to be an "Acquiring Person." Notwithstanding the foregoing, if a majority of the Continuing Directors then in office determines in good faith that a Person who would otherwise be an "Acquiring Person", as defined pursuant to the foregoing provisions of this paragraph (a), has become such inadvertently, and such Person divests as promptly as practicable a sufficient number of shares of Common Stock so that such Person would no longer be an Acquiring Person, as defined pursuant to the foregoing provisions of this

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         paragraph (a), then such Person shall not be deemed to be an "Acquiring
         Person" for any purposes of this Agreement. Notwithstanding the foregoing, the parties to that certain Stock Purchase Agreement of the Company dated May 20, 1998 relating to the acquisition of North Star Transport, Inc. who will be receiving the Company's Common Stock pursuant to such Stock Purchase Agreement (the "North Star Shareholders") shall not be deemed an Acquiring Person until such time as they become the Beneficial Owner of seventeen percent (17%) or more of the voting power of the Company and references to "fifteen percent (15%)" in this Agreement shall be deemed to refer to "seventeen percent (17%)" when applied to the North Star Shareholders. Further, notwithstanding the foregoing, US Freightways Corporation ("USF") and Zeus Acquisition Corporation ("Merger Sub"), who are parties to that certain Agreement and Plan of Merger by and among USF, the Company and Merger Sub, dated January 17, 2000 (the "Merger Agreement"), and who will be receiving irrevocable proxies from certain shareholders of the Company as specified in the Merger Agreement shall not be deemed an Acquiring Person as a result of their entering into such voting and proxy agreements.

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         IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 2 to be duly executed and attested as of the day and year first above written.

         This Amendment may be signed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

                                       TRANSPORT CORPORATION OF AMERICA, INC.
Attest:

By                                     By
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      Its                                      Its
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                                       NORWEST BANK MINNESOTA, N.A.
Attest:

By                                     By
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      Its                                      Its
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